Exhibit 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
ANNOUNCES SIGNIFICANT STEP IN ADDRESSING THE MULTI-BILLION DOLLAR MARKET FOR HYDRAULIC FRACTURING AND WELL MAINTENANCE PRODUCTS

Company Begins Treating Natural Gas Production Wells

LITTLE RIVER, S.C., May 6, 2014 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it has commenced down-hole well maintenance of natural gas wells for a new customer in the Uinta Basin in Utah using the Company’s flagship Excelyte™ product.  These down-hole operations consist of treating natural gas production wells that contain hydrogen sulfide, which is a toxic and corrosive chemical that frequently appears in oil and gas production.  Excelyte acts as a hydrogen sulfide scavenger and as a biocide that kills sulfur-reducing bacteria, which are known to produce hydrogen sulfide.  The company has successfully treated two wells, reducing the amount of hydrogen sulfide in each of the producing wells to a level significantly better than accepted industry standards for safe well operations.  The company expects to continue treating those two wells, as well as commencing treatment on approximately 150 other gas producing wells that the customer operates in the Uinta Basin.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “I am very pleased that we have gained a new customer and commenced down-hole well maintenance treatments of gas wells.  I believe that this application, along with the treatment of water used in hydraulic fracturing, represents a $50 million market opportunity for us in the Uinta Basin and potentially a $2.5 billion market opportunity in the United States.  I am pleased to see Excelyte successfully address two large problems in gas production wells in an eco-friendly manner:  elimination of bacteria and reduction of hydrogen sulfide.  In the month of May, we expect three additional companies to conduct down-hole applications in Uinta Basin – the initial test market IET is using to demonstrate the product’s efficacy in addressing complex geological issues underground.”

Since gaining EPA approval, Excelyte has been used by select companies to treat processed water.  The Uinta Basin was identified as the starting point for operations due to two significant problems in the region’s existing wells:  persistence of bacteria and a proliferation of hydrogen sulfide in the wells.  Excelyte is an eco-friendly solution used to disinfect water utilized in hydraulic fracturing and well maintenance and to prevent groundwater contamination by killing bacteria and viruses.  It also enables energy producers to reuse as much as 20% of the significant quantities of water used in the fracking process.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  All of the company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™.  The company markets and sells its anolyte disinfecting solution under the Excelyte™ brand name, which is produced by the company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.  The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The company’s EcaFlo equipment also produces a cleaning solution that the company sells under the Catholyte Zero™ brand name.  Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses.  The company is currently focused on selling its Excelyte solutions to oil and gas production companies, healthcare facilities and agriculture and dairy farmers.  To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies
Thomas S. Gifford
tgifford@ietltd.net

Capitol Media Partners
Brad Chase
chase@capitolmediapartners.com